Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference our report dated November 3, 2025 in the Registration Statement on Form F-3, relating to the audit of the consolidated balance sheets of Energys Group Limited and its subsidiaries (“the Company”) as of June 30, 2024 and 2025, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ (deficit) equity, and cash flows for each of the three years in the period ended June 30, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
July 28, 2026	Certified Public Accountants
PCAOB ID No.1171